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                                                                   EXHIBIT 11.1

                  BROADVISION, INC. AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE
               (In thousands, except per share amounts)


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

                                                                   Three Months Ended     Six Months Ended
                                                                        June 30,               June 30,
                                                                  ---------------------  -------------------
                                                                    1996        1995       1996        1995
                                                                    ----        ----       ----        ----
Statement of operations data:
  Net Loss:                                                       $(2,180)    $(  969)   $(3,878)    $(1,815)

 Weighted average number of common and dilutive
  equivalent shares used in computations:
   Common Stock                                                    16,822       6,720     11,615       6,720
   Preferred Stock (as if converted)                                    -       5,600      2,800       5,600
   Stock options and other common stock equivalents                     *           *          *           *
                                                                   -------     -------    -------     -------
        Subtotal                                                   16,822      12,320     14,415      12,320
                                                                   -------     -------    -------     -------

Pursuant to Staff Accounting Bulletin No. 83:
  Preferred Stock converted on as-if basis according
     at exercise prices less than the anticipated initial
     public offering price                                              -       3,934      1,967       3,934
  Stock options                                                         -       2,634      1,317       2,634
                                                                   -------     -------    -------     -------
Shares used in computing net loss per share                        16,822      18,888     17,699      18,888
                                                                   -------     -------    -------     -------
Net loss per share                                                 $(0.13)     $(0.05)    $(0.22)     $(0.10)
                                                                   =======     =======    =======     =======
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* not included as effects are anti-dilutive.